SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 2, 2015

CAREDX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36536	94-3316839
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of principal executive offices)

(415) 287-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2015, the Board of Directors of CareDx, Inc. appointed William A. Hagstrom to serve as a member of the Board of Directors, effective on March 2, 2015. Mr. Hagstrom will serve as a Class II Director, which means his initial term expires at the annual meeting of stockholders to be held in 2017. In addition, Mr. Hagstrom was appointed as a member of the Audit Committee of the Board of Directors, effective on March 2, 2015.

Mr. Hagstrom is currently the founder and Chief Executive Officer of Octave Bioscience Inc., an early stage molecular diagnostics company focused on neurodegenerative diseases and conditions. From February 2007 through January 2015, Mr. Hagstrom served as the President of Crescendo Bioscience, Inc., which was acquired by Myriad Genetics, Inc. in February 2014. Prior to joining Crescendo BioScience, Inc., Mr. Hagstrom was President of Alpha BioPartners Inc., a strategic consulting firm for early stage biotechnology companies. While at Alpha BioPartners Inc., Mr. Hagstrom also co-founded Biolytx Pharmaceuticals Corp. and Altheus Therapeutics, Inc. Prior to Alpha BioPartners Inc., he served as President and CEO of UroCor, Inc., a specialty diagnostic services company focused on urological cancers. Mr. Hagstrom received a B.S. degree in business management from Bob Jones University.

In connection with his appointment to the Board of Directors, Mr. Hagstrom was granted an option to purchase 10,948 shares of CareDx, Inc. common stock. The shares subject to the option grant will vest in equal monthly installments over a three year period beginning with the first monthly anniversary of Mr. Hagstrom’s appointment date, subject to Mr. Hagstrom’s continued service on the Board of Directors on each applicable vesting date. The option grant is subject to the terms and conditions of the Company’s Outside Director Compensation Policy, which also provides for cash and additional equity compensation for his service on the Board of Directors and its committees.

Mr. Hagstrom also executed the CareDx, Inc. form of indemnification agreement, which form was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREDX, INC.

Date: March 3, 2015

By: /s/ Ken Ludlum
Ken Ludlum
Chief Financial Officer